Exhibit 19

THE ODP CORPORATION

Securities Trading Policy

Executive Summary

The ODP Corporation and its subsidiaries (collectively, the “Company” or “ODP”) are committed to full compliance with U.S. federal and state securities laws (collectively, the “Securities Laws”). Members of the Board of Directors, officers and employees of the Company (collectively, “ODP Associates”) and certain other persons who may have business relationships with ODP who have access to “inside information” must comply with all applicable laws and regulations concerning securities trading. Federal securities laws prohibit trading in securities of a company on the basis of “inside” information. These transactions are commonly referred to as “insider trading” or “trading on inside information.” It is also illegal to recommend to others (i.e., tipping) that they buy, sell or retain the securities to which such inside information relates. Anyone violating these laws is subject to personal liability and could face criminal penalties, including jail time.

Policy

A.
As a general rule, ODP Associates and their Family Members (as defined below) are (i) free to exercise vested Company stock options and to sell any such ODP common stock acquired upon such exercise, including as part of a cashless exercise of an option, and (ii) to buy or sell (“trade in”) ODP common stock or other securities of ODP (“Company Securities”), as long as they are not in possession of material non-public information concerning the Company. “Family Members” are defined as other members of an ODP Associate’s household, including family members who reside with the covered person such as a spouse, a child, a child away at college, stepchildren, grandchildren, parents, step-parents, grandparents, siblings and in-laws, and anyone else who lives in the ODP Associate’s household. In addition, this policy applies to any person or entity whose transactions in Company Securities are directed by an ODP Associate or subject to an ODP Associate’s influence or control.

B.
ODP Associates are prohibited from trading in Company Securities or the securities of other companies with which ODP may be transacting business whenever such ODP

Associates are in possession of material non-public information concerning ODP or any such other company.

C.
No ODP Associate may disclose or “tip” material non-public information to any other person (including Family Members), and no ODP Associate may make buy or sell recommendations on the basis of material non-public information. ODP Associates should also take care before trading on the recommendation of others to ensure that the recommendation is not the result of an illegal “tip.”

D.
ODP reserves the right to impose on certain ODP Associates, including members of the Company’s Board of Directors, Senior Directors and above, associates who are members of the “senior leadership team,” and certain ODP Associates who are specifically advised of their status by their supervisor or the legal department, “windows” of time during the fiscal year during which transactions in Company Securities may be conducted (“Window Periods”). Such individuals are subject to more stringent restrictions on when they may trade in Company Securities, as discussed below.

E.
The Company considers it inappropriate for ODP Associates and their Family Members, whether or not they possess material non-public information, to engage in short-term or speculative transactions in Company Securities. Therefore, short sales (i.e., selling stock that is not owned and borrowing the shares to make delivery), trading in options, warrants, puts and calls or hedging transactions are prohibited.

F.
Securities laws, including prohibitions on insider trading, apply when the Company transacts in its own securities. The Company’s policy is to comply with applicable law, including the prohibition under Rule 10b-5 and applicable case law against trading while in possession of material non-public information. In furtherance of this policy, the Company (i) requires that all Company transactions in Company securities be authorized by the Board of Directors and (ii) has established and shall maintain procedures reasonably designed to confirm the Company is not in possession of material non-public information at the time of any such transaction and at the time the Company enters into or modifies a Rule 10b5-1 plan.

I.
Prohibition against Insider Trading and Tipping (applicable to all ODP Associates)

The Securities Laws impose restrictions on the manner in which anyone may buy, sell or otherwise trade in the securities of any publicly traded company, including ODP. It is the policy of ODP to comply with all applicable Securities Laws, to inform ODP Associates of the consequences of trading in violation of such laws, and to insist that ODP Associates comply with all applicable Securities Laws when trading in ODP securities.

This Policy applies to ODP Associates at every level and to Family Members. Violation of this Policy constitutes grounds for severe disciplinary action, up to and including termination of employment. In addition, violations of the Securities Laws carry the potential of severe criminal and civil penalties, including substantial monetary fines and imprisonment.

ODP Associates may not, directly or indirectly, purchase or sell Company Securities at any time when in possession of material non-public information concerning the Company. In addition, ODP Associates may not give material non-public information to another person.

Whenever an employee of ODP possesses material non-public information relating to ODP or to any other company with which ODP may be considering a transaction (for example, a potential acquisition or a material contract), it is ODP’s policy that neither the employee nor his or her Family Members may, directly or indirectly, buy or sell the stock or other securities of ODP or of the company about which the material non-public information relates. Equally important, the information may not be passed along or “tipped” to others. Employees should assume that information that would affect their consideration of whether to trade, or which might tend to influence the price of the security, is material. As a general rule, if you think that you have inside information, you probably do.

In addition, it is generally the practice of the Company not to respond to inquiries and/or rumors concerning the Company’s affairs. If inquiries are received concerning the Company from the media or the stock exchanges or inquiries from securities or investment analysts or others in the financial or business community, those inquiries should be referred, without comment, to the Chief Legal Officer, Chief Financial Officer or the Company’s Investor Relations Department.

What is Material Non-Public Information?

Material non-public information includes information: (i) which is not available to the public at large and (ii) to which a reasonable investor would attach importance in deciding whether to buy, sell or retain the security. Any information that could reasonably be expected to affect the market price of a stock or other security is material. Examples of non-public information that would generally be regarded as material are:

•
internal projections by ODP of future earnings (or losses);

•
earnings results, estimates and guidance on earnings and changes in previously released earnings results, estimates or guidance;

•
severe financial liquidity problems;

•
new service offerings or significant news relating to service offerings;

•
significant restructuring or layoffs;

•
information about cybersecurity risks and incidents;

•
news of a pending or proposed merger or acquisition (or due diligence activity with a view toward such a transaction);

•
declaration of a stock split or changes in dividend policies;

•
new repurchase programs or a material change in a repurchase program involving Company Securities;

•
material changes in senior management; and

•
the gain or loss of a customer or supplier likely to result in a material impact on the Company’s financial results.

Note that both positive and negative information may be considered material. Note also that the foregoing list is not exclusive and that other types of information may constitute “material non-public information.”

When is Information Available to the Public?

Information is considered to be available to the public only when it has been widely disseminated and released to the public through appropriate channels (e.g., by means of a press release on the financial wire services, such as ODP’s quarterly or annual earnings releases, or the filing of reports with the U.S. Securities and Exchange Commission (“SEC”), such as ODP’s Forms 10-K and 10-Q reports, AND enough time has elapsed to permit the investment market to absorb and evaluate the information. While there is no definitive rule, information released through appropriate channels can generally be considered to be available to the public after the passage of twenty-four (24) hours from the date and time of release of the information by ODP.

What is Tipping?

Communication of material non-public information to an outside party, whether that party trades on the information or not, is known as “tipping” and is prohibited under both ODP policy and the Securities Laws. Passing on a “hot tip,” including disclosure of the kinds of material non-public information described above about ODP or any firm with which it may be engaged in a transaction, constitutes you as the “Tipper” and the recipient as the “Tippee.” Both parties could face serious legal consequences.

II.
Certain ODP Associates are Subject to More Stringent Restrictions.

Certain ODP Associates, by virtue of their positions or access to sensitive information of the Company on a regular basis, are subject to more stringent restrictions in order to avoid even the appearance that they might be trading on inside information. These ODP Associates include the Company’s Board of Directors and Senior Directors and above, associates who are members of the “senior leadership team,” as well as certain ODP Associates who are specifically advised that this more restrictive policy applies to them.

Window Periods

The Company’s Board of Directors, Senior Directors and above, associates who are members of the “senior leadership team,” and certain designated ODP Associates are subject to specified Window Periods which generally begin after the second full trading day following the public release of the Company’s quarterly or annual earnings information for the prior fiscal quarter or year and closes 10 business days prior to the end of each fiscal quarter of the Company. After the close of the Window Period, affected persons may not purchase, sell or otherwise dispose of any Company Securities. The prohibition against trading while aware of, or tipping of, material non-public information applies even during a Window Period. Remember that in an open Window Period, you are still subject to insider trading restrictions and may not assume that you are free to trade. You must always evaluate the information in your possession and decide whether it is material non-public information. For example, if during an open Window Period, a material acquisition or divestiture is pending or a forthcoming publication in the financial press may affect the relevant securities market, you may not trade in Company Securities. Whenever you are in doubt, you should consult the Company’s Chief Legal Officer or his/her designee.

Even within the trading window, Section 16 Reporting Persons (as defined below) must pre- clear all trades with the Chief Legal Officer.

ODP may close an open Window Period early at any time as deemed appropriate by the Chief Legal Officer. In order to assist you in complying with this Policy, the Company will inform the affected persons electronically when the Window Period has opened and when the Window Period is about to close. The Company’s delivery or non-delivery of electronic communications does not relieve you of your obligation to only trade in Company Securities in full compliance with this Policy.

Pre-clearance of Trades

Members of the Company’s Board of Directors, executive officers of the Company (collectively, “Section 16 Reporting Persons”) and Family Members of Section 16 Reporting Persons, trusts, corporations and other entities controlled by any Section 16 Reporting Persons, and certain associates designated by the Chief Legal Officer from time to time, must obtain advance approval of the Chief Legal Officer before effecting transactions in Company Securities, including any exercise of an option (whether cashless or otherwise), gifts, loans, pledges, rights or warrant to purchase or sell such securities, contribution to a trust or other transfers, whether the transaction is for the individual’s own account, one over which he or she exercises control or one in which he or she has a beneficial interest. Section 16 Reporting Persons should submit a request for pre-clearance to the Chief Legal Officer at least two (2) business days in advance of the proposed transaction. Approval must be in writing, specifying the securities involved. Approval for transactions of Company Securities will generally be granted only during a Window Period as described above and the transaction may only be performed during the Window Period in which the approval was granted and in any event within two (2) business days from the date of approval.

Even if a proposed transaction receives pre-clearance approval, you still may not enter into the transaction if you are aware of material non-public information.

Discretionary Blackout Periods; Suspension of Trading

From time to time, the Company may require that Section 16 Reporting Persons, selected employees and/or others suspend trading in the Company Securities because of developments that have not yet been disclosed to the public. All those affected shall not trade in Company Securities while the suspension is in effect, and shall not disclose to others that the Company has suspended trading for certain individuals. Though these blackout periods generally will arise because the Company is involved in a highly-sensitive transaction, they may be declared for any reason. If the Company declares a blackout period, the Chief Legal Officer or his/her designee will notify all those affected when the blackout period begins and when it ends. No 10b5-1 trading plan may be adopted during a blackout period.

Hardship Exemptions

Those affected persons subject to the Window Periods or a blackout period may request a hardship exemption for periods outside the Window Periods or during a blackout period, as applicable, if they are not in possession of material non-public information and are not otherwise prohibited from trading pursuant to this Policy. Hardship exemptions are granted infrequently and only in exceptional circumstances. Any request for a hardship exemption should be made to the Chief Legal Officer.

III.
Additional Prohibited Transactions (applicable to all ODP Associates and the Company’s Board of Directors)

ODP considers it improper and inappropriate for any member of the Board of Directors, officer or other employee of the Company to engage in short-term or speculative transactions in Company Securities. Such activities may put the personal gain of the Insider in conflict with the best interests of the Company and its shareholders or otherwise give the appearance of impropriety. It is the Company’s policy that all ODP Associates and members of the Board of Directors may not engage in any of the following transactions:

Short Sales

Short sales of Company Securities evidence an expectation on the part of the seller that they expect a decline in value, and therefore signal to the market that the seller has no confidence in the Company’s short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. Section 16(c) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) prohibit the Company’s Section 16 officers from engaging in short sales.

Publicly Traded Options

A transaction in options is, in effect, a bet on the short-term movement of the Company’s Securities and, therefore, creates the appearance that the ODP Associate is trading based on inside information. Transactions in options also may focus the ODP Associate’s attention on short-term gains at the expense of the Company’s long-term objectives. Accordingly, transactions in derivative securities related to the Company’s Securities such as puts and calls, on an exchange or in any other organized market, are prohibited other than the exercise of a Company-issued stock option. (Option positions arising from certain types of hedging transactions are governed in the section below captioned “Hedging Transactions.”)

Hedging Transactions

Hedging or monetization transactions, including, but not limited to, collars, forward contracts, equity swaps and exchange funds, allow a person to receive cash similar to proceeds of disposition and to transfer part or all of the economic risk and/or return associated with the securities of an issuer without formally transferring the legal and beneficial ownership of such securities. These transactions allow the individual to continue to own the covered securities, but without the full risks and rewards of ownership. As such, the person may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company prohibits the purchase or sale of derivatives, such as the hedging transactions described herein.

Pledging

Pledging transactions, including transactions involving Company Securities that are held in a margin account, provides collateral for a loan and serves as security in the event of default by the pledger. Margin or collateral calls as a result of default by the pledger could significantly depress the value of the Company’s Securities to the detriment of other shareholders. Additionally, margin or collateral calls may occur at a time when the pledger is aware of material non-public information or otherwise is not permitted to trade in the Company’s Securities. As such, the Company prohibits its Section 16 Reporting Persons from pledging Company Securities.

IV.
Additional Rules Applicable to Section 16 Reporting Persons

Section 16

Section 16 Reporting Persons are subject to Section 16 of the Exchange Act which requires them to report acquisitions and dispositions of Company Securities to the SEC within two (2) business days after any transaction and to comply with the “short-swing” trading requirements. Section 16(b) of the Exchange Act provides, among other things, that Section 16 Reporting Persons who purchase and sell (or sell and purchase) Company Securities (or derivative securities, such as stock options, which are convertible into or exercisable for common stock of the Company) within a six-month period and who realized a profit on such “matched” purchase and sale (or sale and purchase), will be required to pay such profit to the Company, whether or not they possess any material, non-public information. Under Section 16(b), good faith, absence of inside information or lack of intent on the part of the Section 16 Reporting Person is immaterial.

Special Treatment of Stock Options

Most stock options and other derivative securities are treated as the functional equivalent of the underlying security. Therefore, the acquisition of a derivative security is treated as a purchase of the underlying security and the exercise or conversion thereof is not a purchase because it does not represent, in economic terms, a change in beneficial ownership, but rather is merely a change in the form of the same investment. For Section 16 purposes, a derivative security and such underlying security are deemed to be the same class of equity. As a result, for purposes of short-swing profit recovery under Section 16(b), transactions in stock options can be matched against each other and against transactions in the underlying common stock of the Company. However, stock options granted pursuant to the Company’s stock option plans are generally exempt pursuant to Rule 16b-3. Similarly, stock option exercises are not deemed to be sales pursuant to Rule 16b-3. For example, once a stock option has been exercised and the underlying security has been sold, only the sale of such underlying security is subject to the provisions of Section 16 of the Exchange Act.

Rule 144

Pursuant to Rule 144 of the Securities Act of 1933, as amended, securities owned by any person who directly or indirectly controls the management and activities of the issuing company are “control” securities and such individuals are called “control persons” or “affiliates.” Therefore, all members of the Board of Directors are also deemed “control persons” and are subject to the requirements of this rule.

The rules governing Rule 144 and Section 16 are detailed and complex and in some cases ambiguous. Therefore, any questions as to their applicability should be directed to the Chief Legal Officer.

Pre-clearance

All transactions in Company Securities by Section 16 Reporting Persons must be pre-cleared in accordance with the procedures described in the section above captioned “Pre-clearance of Trades.”

V.
10b5-1 Trading Plans

Under Rule 10b5-1, members of the Board of Directors, officers and employees can establish an affirmative defense to an illegal insider trading charge by the SEC when their trades are made pursuant to a pre-existing trading plan satisfying the elements described below. A 10b5- 1 trading plan is a binding, written contract between an ODP Associate and a broker that specifies the price, amount, and date of trades to be executed in the future, or provides a formula or mechanism that the broker will follow. A 10b5-1 trading plan must be established at a time when the ODP Associate is not aware of any material non-public information. Further, the ODP Associate is not permitted to exercise any subsequent control or influence over how, when or whether the purchases or sales are made. A 10b5-1 trading plan allows members of the Board of Directors, officers and employees to trade pursuant to the criteria specified in the plan even when in possession of material non-public information. Affected persons subject to the pre-clearance requirements of this Policy can only enter into these trading plans during an open Window Period.

Prior to entering into a 10b5-1 trading plan, ODP Associates must obtain the approval of the Chief Legal Officer at least 3 days in advance of entering into the plan. The Chief Legal officer, or his or her designee, will review the proposed 10b5-1 trading plan for compliance with this Policy and the Company’s stock ownership and retention guidelines. The Chief Legal Officer reserves the right to withhold approval of any 10b5-1 trading plan that he or she determines is not consistent with the rules regarding such plans. Notwithstanding any approval of a 10b5-1 trading plan, the Company assumes no liability for the consequences of any transaction made pursuant to such plan.

Any modification or termination of an existing 10b5-1 trading plan requires approval by the Chief Legal Officer. Such modification must occur when the ODP Associate is not aware of any material non-public information subject to Window Period restrictions and must comply with the rules regarding 10b5-1 trading plans.

Early termination of or an amendment to an existing 10b5-1 trading plan may compromise an affirmative defense against insider trading with respect to purchases or sales that were executed before the termination or modification. Terminations or an amendment to a 10b5-1 trading plan should be carefully considered and used only on a limited basis and are strongly discouraged. Amendments to 10b5-1 trading plans may indicate that the ODP Associate has active control over the plan which could lead to heightened scrutiny by the SEC of all sales made pursuant to the plan.

Section 16 Reporting Persons with 10b5-1 trading plans should be aware that any transactions pursuant to such trading plans are required to be reported to the SEC within two (2) business days after execution and the plan must require your broker to notify the Chief Legal Officer before the close of business on the day after execution of the transaction. In addition, the Company is required to report the material terms of any 10b5-1 trading plans entered into, modified or terminated by Section 16 Reporting Persons on a quarterly basis in its Form 10-K and Form 10-Q reports.

The rules regarding 10b5-1 trading plans are complex and must be complied with completely to be effective as an affirmative defense to an insider trading allegation. You should consult with your own legal advisor before proceeding.

Restrictions applicable during a blackout period do not apply when a 10b5-1 trading plan has been approved solely with respect to trades made pursuant to such 10b5-1 trading plan.

Cooling-Off Periods

The approved trading plan shall provide that no trades may occur until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B). The appropriate cooling-off period will vary based on the status of the ODP Associate. For Section 16 Reporting Persons, the cooling-off period ends on the later of (1) ninety (90) days after adoption or modification of the 10b5-1 trading plan; and (2) two (2) business days following disclosure of the Company's financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted or modified (but not to exceed 120 days following adoption or modification of the plan). For all other ODP Associates, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 trading plan. This required cooling-off period will apply to new 10b5-1 trading plans and any modification of an existing 10b5-1 trading plan.

The approved trading plan shall give third parties the discretionary authority to execute such purchases and sales, outside the control of the ODP Associate, so long as such third party does not possess any material nonpublic information about the Company.

Good Faith Representation

ODP Associates are required to include in any 10b5-1 trading plan a certification that at the time of adoption of a new or modified plan, the ODP Associate is not aware of material non-public information about the Company or its securities and that they are adopting (or modifying) the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5. All ODP Associates must act in good faith at all times with respect to any 10b5-1 trading plan.

Overlapping Plans

ODP Associates may only have one 10b5-1 trading plan outstanding at a time. The following exceptions apply:

•
A new plan under which trades do not begin until sales under the earlier plan are complete or expire without execution.
•
Plans authorizing “sell-to-cover” transactions to satisfy tax withholding obligations incident to the vesting of certain compensatory awards, so long as the plan holder does not otherwise exercise control over the timing of such sales.

Limits on Single-Trade Plans

In addition to other rules related to 10b5-1 trading plans, in any 12-month period, ODP Associates may only enter one “single-trade plan”, which is defined as a 10b5-1 trading plan designed to effect the purchase or sale of the total amount of securities covered by the plan as a single transaction. A plan is not considered a single-trade plan if it gives the ODP Associate’s agent discretion over whether to execute the plan as a single or multiple transactions or if it is reasonably foreseeable at the time of entering the plan that it might result in multiple trades.

VI.
General Provisions

Application after Termination. This Policy continues to apply after termination of employment or other affiliation with the Company for as long as an ODP Associate is aware of material non-public information or until such time as the information is no longer material.

Confidentiality of Policy Decisions. ODP Associates should keep information concerning the operation of this Policy such as the granting or withholding of pre-clearance in strict confidence. Knowledge of certain decisions made pursuant to this Policy could itself constitute material non-public information.

Administration. The Chief Legal Officer is responsible for interpreting and updating this Policy as required.

REMEMBER:

•
ODP Associates in possession of material non-public information regarding ODP at any time are prohibited from trading in ODP securities and from “tipping” others.

Please contact the Chief Legal Officer with any questions regarding insider trading or this Policy.

As of February 13, 2024